Exhibit 99.1
TD SYNNEX Reports Fiscal 2022 Full Year and Fourth Quarter Results;
Announces Dividend Increase and New $1B Share Repurchase Authorization

•Fiscal fourth quarter revenue of $16.2 billion, up 4% from the prior-year period, up 11% in constant currency
•Fiscal fourth quarter non-GAAP operating income of $496 million, up 22% from the prior-year period
•Fiscal fourth quarter operating income of $334 million, up 80% from the prior-year period
•Fiscal fourth quarter non-GAAP diluted earnings per share (“EPS”) of $3.44, up 20% from the prior-year period, exceeding the high end of the prior guidance range despite headwinds from foreign currency and interest expense
•Fiscal fourth quarter diluted EPS of $2.31, above the previously provided outlook of $1.44 to $1.84 per share
•Fiscal 2022 revenue of $62.3 billion, up 97% from the prior-year period
•Fiscal 2022 non-GAAP diluted EPS of $11.94, $0.74 above the high end of the original guidance range provided in January 2022
•Fiscal 2022 diluted EPS of $6.77, above the outlook provided in January 2022 of $4.83 to $5.90 per share
•Accelerated achievement of merger-related cost synergies, realizing $145 million for fiscal year 2022, and made significant progress on Americas ERP migration
•Returned $240 million to shareholders in fiscal 2022 in the form of share repurchases and dividends
•Announced that the Board of Directors has declared a Q1 dividend per share of $0.35, a 17% increase to the prior quarter, and authorized a new $1 billion share repurchase program

FREMONT, CA and CLEARWATER, FL, January 10, 2023 – TD SYNNEX (NYSE: SNX) today announced financial results for the fiscal fourth quarter and fiscal year ended November 30, 2022.
Consolidated Financial Highlights for the Fiscal 2022 Fourth Quarter:

	Q4 FY22	Q4 FY21	Net Change from Q4 FY21
Revenue ($M)	$16,248.0	$15,611.3	4.1%
Operating income ($M)	$334.2	$185.4	80.3%
Non-GAAP operating income ($M)(1)	$495.6	$407.9	21.5%
Operating margin	2.06%	1.19%	87 bps
Non-GAAP operating margin(1)	3.05%	2.61%	44 bps
Net income ($M)	$221.2	$119.4	85.2%
Non-GAAP net income ($M)(1)	$329.8	$275.8	19.6%
Diluted EPS	$2.31	$1.24	86.3%
Non-GAAP Diluted EPS(1)	$3.44	$2.86	20.3%

“In fiscal year 2022 we harnessed our collective talent and solidified TD SYNNEX as the distribution partner of choice,” said Rich Hume, CEO of TD SYNNEX. “Through the focused efforts of our co-workers, the business has continued to perform well, and we significantly progressed our core and high-growth expansion strategy and exceeded our ambitious financial goals for both the quarter and the year, despite increased headwinds from foreign currency and higher interest rates. We are well-equipped to navigate the macroeconomic environment in 2023 and expect to continue to perform better than the overall IT industry.”
Fiscal 2022 Fourth Quarter Highlights
•Revenue was $16.2 billion, up 4.1% from the prior fiscal fourth quarter. On a constant currency basis, revenues increased by 10.5%. Revenue growth was driven by strong demand in all three regions, primarily due to growth in our Advanced Solutions portfolio and high-growth technologies.
◦Americas: Revenues were $10.0 billion, an increase of 7.8% compared to the prior fiscal fourth quarter. On a constant currency basis, revenues increased 8.8%.
◦Europe: Revenues were $5.4 billion, a decrease of 2.5% compared to the prior fiscal fourth quarter. On a constant currency basis, revenues increased 12.6%.
◦Asia-Pacific and Japan: Revenues were $0.8 billion, an increase of 5.9% compared to the prior fiscal fourth quarter. On a constant currency basis, revenues increased 16.5%.
•Operating income was $334 million, compared to $185 million in the prior fiscal fourth quarter. Non-GAAP operating income was $496 million in the current quarter compared to $408 million in the prior fiscal fourth quarter. Operating margin was 2.1%, compared to 1.2% in the prior fiscal fourth quarter. Non-GAAP operating margin was 3.1% in the current quarter, compared to 2.6% in the prior fiscal fourth quarter. Across all regions, operating margin expansion was driven by mix shift to high-growth technologies, cost discipline and merger synergy execution.
◦Americas: Operating income was $222 million, compared to $125 million in the prior fiscal fourth quarter. Non-GAAP operating income was $324 million in the current quarter compared to $270 million in the prior fiscal fourth quarter. Operating margin was 2.2%, compared to 1.3% in the prior fiscal fourth quarter. Non-GAAP operating margin was 3.2% in the current quarter, compared to 2.9% in the prior fiscal fourth quarter.
◦Europe: Operating income was $77 million, compared to $45 million in the prior fiscal fourth quarter. Non-GAAP operating income was $135 million in the current quarter compared to $117 million in the prior fiscal fourth quarter. Operating margin was 1.4%, compared to 0.8% in the prior fiscal fourth quarter. Non-GAAP operating margin was 2.5% in the current quarter, compared to 2.1% in the prior fiscal fourth quarter.
◦Asia-Pacific and Japan: Operating income was $35 million, compared to $15 million in the prior fiscal fourth quarter. Non-GAAP operating income was $37 million in the current quarter compared to $20 million in the prior fiscal fourth quarter. Operating margin was 4.2%, compared to 2.0% in the prior fiscal fourth quarter. Non-GAAP operating margin was 4.5% in the current quarter, compared to 2.6% in the prior fiscal fourth quarter.
•Diluted EPS was $2.31, compared to $1.24 in the prior fiscal fourth quarter, an increase of 86.3%. Non-GAAP diluted EPS was $3.44, compared to $2.86 in the prior fiscal fourth quarter, an increase of 20.3% and $0.34 above the high end of our prior guidance range.
•Cash provided by operations was $302 million for the quarter.
•Returned $71 million to shareholders via repurchases of our common stock of $42 million and dividends of $29 million.

Consolidated Financial Highlights Fiscal 2022:

	FY22	FY21	Net Change from FY21
Revenue ($M)	$62,343.8	$31,614.2	97.2%
Operating income ($M)	$1,050.9	$623.2	68.6%
Non-GAAP operating income ($M)(1)	$1,724.0	$902.1	91.1%
Operating margin	1.69%	1.97%	(28) bps
Non-GAAP operating margin(1)	2.77%	2.85%	(8) bps
Net income ($M)	$651.3	$395.1	64.9%
Non-GAAP net income ($M)(1)	$1,147.9	$595.7	92.7%
Diluted EPS	$6.77	$6.24	8.5%
Non-GAAP Diluted EPS(1)	$11.94	$9.40	27.0%
Fiscal 2022 Highlights
•Revenue was $62.3 billion, up 97.2% from the prior fiscal year, primarily due to the impact of the completion of the merger with Tech Data on September 1, 2021.
•Operating income was $1.05 billion, compared to $623 million in the prior fiscal year. Non-GAAP operating income was $1.72 billion in the current year compared to $902 million in the prior fiscal year. Operating margin was 1.7%, compared to 2.0% in the prior fiscal year. Non-GAAP operating margin was 2.8% in the current year, compared to 2.9% in the prior fiscal year.
•Diluted EPS was $6.77, compared to $6.24 in the prior fiscal year, an increase of 8.5%. Non-GAAP Diluted EPS was $11.94, compared to $9.40 in the prior fiscal year, an increase of 27%. Non-GAAP EPS for the fiscal year was $0.74 above the high end of our original guidance range provided in January 2022 and $0.29 above the high end of the most recent guidance range provided in September 2022, despite headwinds from interest expense and Euro devaluation.
•Cash used in operations was $50 million for the year, due to temporary supply chain constraints as well as inventory investments to support growth in the business that we expect to begin to normalize in fiscal 2023.
•Returned $240 million to shareholders via repurchases of our common stock of $125 million and dividends of $115 million.

The following statements are based on TD SYNNEX’s current expectations for the fiscal 2023 first quarter. Non-GAAP financial measures exclude the impact of acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation, purchase accounting adjustments, and the related tax effects thereon. These statements are forward-looking and actual results may differ materially.
First Quarter Fiscal 2023 Outlook
•Revenue is expected to be in the range of $15.2 billion to $16.2 billion.
•Net income is expected to be in the range of $139 million to $178 million and on a non-GAAP basis, net income is expected to be in the range of $248 million to $287 million.
•Diluted earnings per share is expected to be in the range of $1.46 to $1.86 and on a non-GAAP basis, diluted earnings per share is expected to be in the range of $2.60 to $3.00, based on estimated outstanding diluted weighted average shares of 94.8 million.
•The outlook for the fiscal 2023 first quarter reflects the impact of year-over-year foreign exchange headwinds on revenue of approximately $500 million and interest rate movements of $33 million.
Share Repurchase Announcement
The TD SYNNEX board of directors has approved a share repurchase program of up to $1 billion of its common stock over a period of up to three years, replacing the previous three-year program. Stock repurchases may be made at management's discretion from time to time through open market or privately negotiated transactions, including pursuant to one or more Rule 10b5-1 trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.
Dividend
TD SYNNEX announced today that its Board of Directors declared a quarterly cash dividend of $0.35 per common share, which represents a 17% increase as compared to the prior quarter. The dividend is payable on January 27, 2023 to stockholders of record as of the close of business on January 20, 2023.
Conference Call and Webcast
TD SYNNEX will host a conference call today to discuss the fiscal 2022 fourth quarter results at 6:00 AM (PT)/9:00 AM (ET).
A live audio webcast of the earnings call will be accessible at ir.tdsynnex.com and a replay of the webcast will be available following the call.
About TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s approximately 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit TDSYNNEX.com.
(1)Use of Non-GAAP Financial Information
In addition to the financial results presented in accordance with GAAP, TD SYNNEX refers to revenues on a constant currency basis which adjusts for the translation effect of foreign currencies so that certain financial results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of our performance. Financial results adjusted for constant currency are calculated by translating current period activity using the comparable prior year periods’ currency conversion rate. TD SYNNEX uses non-GAAP gross profit and non-GAAP gross margin which exclude purchase accounting adjustments. TD SYNNEX also uses adjusted selling, general and administrative expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP diluted earnings per share, which are non-GAAP financial measures that exclude acquisition, integration and restructuring costs, the amortization of intangible assets, share-based compensation expense, purchase accounting adjustments, legal settlements and other litigation, net and the related tax effects thereon. Further, the Company uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) which excludes other income (expense), net, acquisition, integration and restructuring costs, share-based compensation expense and purchase accounting adjustments. In prior periods, TD SYNNEX has excluded other items relevant to those periods for purposes of its non-GAAP financial measures.

Acquisition, integration and restructuring costs typically consist of acquisition, integration, restructuring and divestiture related costs and are expensed as incurred. These expenses primarily represent professional services costs for legal, banking, consulting and advisory services, severance and other personnel-related costs, share-based compensation expense and debt extinguishment fees. From time to time, this category may also include transaction-related gains/losses on divestitures/spin-off of businesses, costs related to long-lived assets including impairment charges and accelerated depreciation and amortization expense due to changes in asset useful lives, as well as various other costs associated with the acquisition or divestiture.

TD SYNNEX’s acquisition activities have resulted in the recognition of finite-lived intangible assets which consist primarily of customer relationships and lists and vendor lists. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s Statements of Operations. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the Company’s products. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets, along with the other non-GAAP adjustments, which neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
Share-based compensation expense is a non-cash expense arising from the grant of equity awards to employees based on the estimated fair value of those awards. Although share-based compensation is an important aspect of the compensation of our employees, the fair value of the share-based awards may bear little resemblance to the actual value realized upon the vesting or future exercise of the related share-based awards and the expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Given the variety and timing of awards and the subjective assumptions that are necessary when calculating share-based compensation expense, TD SYNNEX believes this additional information allows investors to make additional comparisons between our operating results from period to period.
Purchase accounting adjustments are primarily related to the impact of recognizing the acquired vendor and customer liabilities related to the merger with Tech Data at fair value. The Company expects the duration of these adjustments to benefit our non-GAAP operating income through a portion of fiscal 2023 based on historical settlement patterns with our vendors and in accordance with the timing defined in our policy for releasing vendor and customer liabilities we deem remote to be paid.
Legal settlements and other litigation, net includes a benefit recorded in other income (expense), net during the fourth quarter of fiscal 2022 resulting from a decrease in our accrual for a legal matter in France.

Trailing fiscal four quarters ROIC is defined as the last four quarters’ tax effected operating income divided by the average of the last five quarterly balances of borrowings and equity, net of cash. Adjusted ROIC is calculated by excluding the tax effected impact of non-GAAP adjustments from operating income and by excluding the cumulative tax effected impact of current and prior period non-GAAP adjustments on equity.
TD SYNNEX also uses free cash flow, which is cash flow from operating activities, reduced by purchases of property and equipment. TD SYNNEX uses free cash flow to conduct and evaluate its business because, although it is similar to cash flow from operations, TD SYNNEX believes it is an additional useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations. Free cash flow reflects an additional way of viewing TD SYNNEX’s liquidity that, when viewed with its GAAP results, provides a more complete understanding of factors and trends affecting its cash flows. Free cash flow has limitations as it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate payments for business acquisitions. Therefore, TD SYNNEX believes it is important to view free cash flow as a complement to its entire Consolidated Statements of Cash Flows.
TD SYNNEX management uses non-GAAP financial measures internally to understand, manage and evaluate the business, to establish operational goals, and in some cases for measuring performance for compensation purposes. These non-GAAP measures are intended to provide investors with an understanding of TD SYNNEX’s operational results and trends that more readily enable investors to analyze TD SYNNEX’s base financial and operating performance and to facilitate period-to-period comparisons and analysis of operational trends, as well as for planning and forecasting in future periods. Management believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. As these non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures, and should be read only in conjunction with TD SYNNEX’s Consolidated Financial Statements prepared in accordance with GAAP. A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.
Safe Harbor Statement
Statements in this news release regarding TD SYNNEX that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from TD SYNNEX expectations as a result of a variety of factors. These forward-looking statements may be identified by terms such as believe, foresee, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements about our strategy, plans and positioning, as well as guidance related to the first quarter of fiscal 2023. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TD SYNNEX is unable to predict or control, that may cause TD SYNNEX actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements.
These risks and uncertainties include, but are not limited to: the risk that the legacy SYNNEX and legacy Tech Data businesses will not be integrated successfully or realize the anticipated benefits of the combined company; ongoing effects of the COVID-19 pandemic; the unfavorable outcome of any legal proceedings that have been or may be instituted against us; the ability to retain key personnel; general economic and political conditions; any weakness in information technology and consumer electronics spending; seasonality; the loss or consolidation of one or more of our significant original equipment manufacturer, or OEM, suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; increased inflation; changes in tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and integration customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers and negative trends in their businesses; any incidents of theft; the declaration, timing and payment of dividends, and the Board’s reassessment thereof; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2021 and subsequent SEC filings. Statements included in this press release are based upon information known to TD SYNNEX as of the date of this release, and TD SYNNEX assumes no obligation to update information contained in this press release unless otherwise required by law.
Copyright 2023 TD SYNNEX CORPORATION. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks or registered trademarks of TD SYNNEX Corporation. Other names and marks are the property of their respective owners.
Contacts:
Liz Morali
Investor Relations
510-668-8436
ir@tdsynnex.com
Bobby Eagle
Global Corporate Communications
727-538-5864
bobby.eagle@tdsynnex.com

TD SYNNEX Corporation
Consolidated Balance Sheets
(Currency and share amounts in thousands, except par value)
(Amounts may not add due to rounding)
(Unaudited)

	November 30, 2022	November 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$522,604	$993,973
Accounts receivable, net	9,420,999	8,310,032
Receivables from vendors, net	819,135	1,118,963
Inventories	9,066,620	6,642,915
Other current assets	671,507	668,261
Total current assets	20,500,865	17,734,144
Property and equipment, net	421,064	483,443
Goodwill	3,803,850	3,917,276
Intangible assets, net	4,422,877	4,913,124
Other assets, net	585,342	618,393
Total assets	$29,733,998	$27,666,380

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	$268,128	$181,256
Accounts payable	13,988,980	12,034,946
Other accrued liabilities	2,171,613	2,017,253
Total current liabilities	16,428,721	14,233,455
Long-term borrowings	3,835,665	3,955,176
Other long-term liabilities	501,856	556,134
Deferred tax liabilities	942,250	1,015,640
Total liabilities	21,708,492	19,760,405
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 98,696 and 98,204 shares issued as of November 30, 2022 and 2021, respectively	99	98
Additional paid-in capital	7,374,100	7,271,337
Treasury stock, 4,049 and 2,633 shares as of November 30, 2022 and 2021, respectively	(337,217)	(201,139)
Accumulated other comprehensive loss	(719,710)	(336,194)
Retained earnings	1,708,234	1,171,873
Total stockholders' equity	8,025,506	7,905,975
Total liabilities and equity	$29,733,998	$27,666,380

TD SYNNEX Corporation
Consolidated Statements of Operations
(Currency and share amounts in thousands, except per share amounts)
(Amounts may not add due to rounding)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Revenue	$16,247,957	$15,611,266	$62,343,810	$31,614,169
Cost of revenue	(15,188,238)	(14,668,096)	(58,443,611)	(29,724,635)
Gross profit	1,059,719	943,170	3,900,199	1,889,534
Selling, general and administrative expenses	(675,504)	(655,719)	(2,627,007)	(1,154,166)
Acquisition, integration and restructuring costs	(50,053)	(102,086)	(222,319)	(112,150)
Operating income	334,162	185,365	1,050,873	623,218
Interest expense and finance charges, net	(80,148)	(86,066)	(222,578)	(157,835)
Other income (expense), net	11,210	(1,608)	(1,165)	1,102
Income before income taxes	265,224	97,691	827,130	466,485
(Provision) benefit for income taxes	(43,993)	21,749	(175,823)	(71,416)
Net income	$221,231	$119,440	$651,307	$395,069
Earnings per common share:
Basic	$2.31	$1.24	$6.79	$6.28
Diluted	$2.31	$1.24	$6.77	$6.24
Weighted-average common shares outstanding:
Basic	94,839	95,464	95,225	62,239
Diluted	95,102	95,873	95,509	62,698

TD SYNNEX Corporation
Regional Financial Highlights for the Fiscal 2022 Fourth Quarter
(Currency in millions)
(Amounts may not add due to rounding)

	Q4 FY22	Q4 FY21	Net Change from Q4 FY21
Americas
Revenue	$10,039.1	$9,311.2	7.8%
Operating income	$222.3	$124.9	78.0%
Non-GAAP operating income (1)	$323.7	$270.3	19.8%
Operating margin	2.21%	1.34%	87 bps
Non-GAAP operating margin(1)	3.22%	2.90%	32 bps

Europe
Revenue	$5,375.0	$5,512.8	(2.5)%
Operating income	$77.1	$45.2	70.7%
Non-GAAP operating income (1)	$134.6	$117.2	14.8%
Operating margin	1.44%	0.82%	62 bps
Non-GAAP operating margin(1)	2.50%	2.13%	37 bps

Asia-Pacific and Japan
Revenue	$833.8	$787.3	5.9%
Operating income	$34.7	$15.3	126.7%
Non-GAAP operating income (1)	$37.3	$20.4	82.5%
Operating margin	4.17%	1.95%	222 bps
Non-GAAP operating margin(1)	4.47%	2.59%	188 bps
(1) A reconciliation of TD SYNNEX’ GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add due to rounding)

	Three Months Ended
	November 30, 2022	November 30, 2021
Revenue in constant currency
Consolidated
Revenue	$16,247,957	$15,611,266
Foreign currency translation	1,006,657	—
Revenue in constant currency	$17,254,614	$15,611,266

Americas
Revenue	$10,039,117	$9,311,165
Foreign currency translation	92,310	—
Revenue in constant currency	$10,131,427	$9,311,165

Europe
Revenue	$5,375,015	$5,512,828
Foreign currency translation	830,795	—
Revenue in constant currency	$6,205,810	$5,512,828

Asia-Pacific and Japan
Revenue	$833,825	$787,273
Foreign currency translation	83,552	—
Revenue in constant currency	$917,377	$787,273

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Gross profit and gross margin
Revenue	$16,247,957	$15,611,266	$62,343,810	$31,614,169

Gross profit	$1,059,719	$943,170	$3,900,199	$1,889,534
Purchase accounting adjustments	17,720	23,476	96,128	23,476
Non-GAAP gross profit	$1,077,439	$966,646	$3,996,327	$1,913,010

GAAP gross margin	6.52%	6.04%	6.26%	5.98%
Non-GAAP gross margin	6.63%	6.19%	6.41%	6.05%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Selling, general and administrative expenses
GAAP selling, general and administrative expenses	$725,557	$757,805	$2,849,326	$1,266,316
Acquisition, integration and restructuring costs	50,053	102,082	222,319	112,150
Amortization of intangibles	75,080	77,204	299,162	105,332
Share-based compensation	18,563	14,932	38,994	33,078
Purchase accounting adjustments	—	4,876	16,564	4,876
Adjusted selling, general and administrative expenses	$581,861	$558,711	$2,272,287	$1,010,880

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Operating income and operating margin - Consolidated
Revenue	$16,247,957	$15,611,266	$62,343,810	$31,614,169

GAAP operating income	$334,162	$185,365	$1,050,873	$623,218
Acquisition, integration and restructuring costs	50,053	102,082	222,319	112,150
Amortization of intangibles	75,080	77,204	299,162	105,332
Share-based compensation	18,563	14,932	38,994	33,078
Purchase accounting adjustments	17,720	28,353	112,691	28,353
Non-GAAP operating income	$495,578	$407,936	$1,724,039	$902,131

GAAP operating margin	2.06%	1.19%	1.69%	1.97%
Non-GAAP operating margin	3.05%	2.61%	2.77%	2.85%

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Operating income and operating margin - Americas
Revenue	$10,039,117	$9,311,165	$38,791,102	$23,317,274

GAAP operating income	$222,290	$124,864	$734,103	$497,964
Acquisition, integration and restructuring costs	34,091	70,113	137,055	80,181
Amortization of intangibles	44,752	44,306	175,371	72,434
Share-based compensation	13,591	14,932	29,717	33,078
Purchase accounting adjustments	8,985	16,095	65,117	16,095
Non-GAAP operating income	$323,709	$270,310	$1,141,363	$699,752

GAAP operating margin	2.21%	1.34%	1.89%	2.14%
Non-GAAP operating margin	3.22%	2.90%	2.94%	3.00%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Operating income and operating margin - Europe
Revenue	$5,375,015	$5,512,828	$20,289,211	$6,201,302

GAAP operating income	$77,132	$45,180	$227,249	$79,153
Acquisition, integration and restructuring costs	14,522	27,515	76,634	27,515
Amortization of intangibles	29,677	32,260	121,220	32,260
Share-based compensation	4,540	—	7,906	—
Purchase accounting adjustments	8,735	12,258	47,574	12,258
Non-GAAP operating income	$134,606	$117,213	$480,583	$151,186

GAAP operating margin	1.44%	0.82%	1.12%	1.28%
Non-GAAP operating margin	2.50%	2.13%	2.37%	2.44%

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Operating income and operating margin - Asia-Pacific and Japan
Revenue	$833,825	$787,273	$3,263,497	$2,095,593

GAAP operating income	$34,740	$15,321	$89,521	$46,100
Acquisition, integration and restructuring costs	1,440	4,454	8,630	4,454
Amortization of intangibles	651	638	2,571	638
Share-based compensation	432	—	1,371	—
Non-GAAP operating income	$37,263	$20,413	$102,093	$51,192

GAAP operating margin	4.17%	1.95%	2.74%	2.20%
Non-GAAP operating margin	4.47%	2.59%	3.13%	2.44%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands, except per share amounts)
(Amounts may not add due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Adjusted EBITDA
Net income	$221,231	$119,440	$651,307	$395,069
Interest expense and finance charges, net	80,148	86,066	222,578	157,835
Provision (benefit) for income taxes	43,993	(21,749)	175,823	71,416
Depreciation(1)	31,643	27,432	164,203	44,232
Amortization of intangibles	75,080	77,204	299,162	105,332
EBITDA	$452,095	$288,393	$1,513,073	$773,884
Other (income) expense, net	(11,210)	1,608	1,165	(1,102)
Acquisition, integration and restructuring costs	42,963	102,082	157,965	112,150
Share-based compensation	18,563	14,932	38,994	33,078
Purchase accounting adjustments	17,720	28,353	112,691	28,353
Adjusted EBITDA	$520,131	$435,368	$1,823,888	$946,363
(1) Includes depreciation recorded in acquisition, integration, and restructuring costs.

	Three Months Ended		Twelve Months Ended
	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Net income and diluted EPS
Net income	$221,231	$119,440	$651,307	$395,069
Acquisition, integration and restructuring costs	52,317	146,001	231,008	159,194
Amortization of intangibles	75,080	77,204	299,162	105,332
Share-based compensation	18,563	14,932	38,994	33,078
Purchase accounting adjustments	17,720	28,353	112,691	28,353
Legal settlements and other litigation, net	(10,792)	—	(10,792)	—
Income taxes related to the above	(44,302)	(65,184)	(166,129)	(80,375)
Income tax capital loss carryback benefit	—	(44,968)	(8,299)	(44,968)
Non-GAAP net income	$329,817	$275,778	$1,147,942	$595,683

Diluted EPS(1)	$2.31	$1.24	$6.77	$6.24
Acquisition, integration and restructuring costs	0.55	1.51	2.40	2.51
Amortization of intangibles	0.78	0.80	3.11	1.66
Share-based compensation	0.19	0.15	0.41	0.52
Purchase accounting adjustments	0.18	0.29	1.17	0.45
Legal settlements and other litigation, net	(0.11)	—	(0.11)	—
Income taxes related to the above	(0.46)	(0.67)	(1.73)	(1.27)
Income tax capital loss carryback benefit	—	(0.47)	(0.09)	(0.71)
Non-GAAP Diluted EPS(1)	$3.44	$2.86	$11.94	$9.40
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, net income allocated to participating securities was approximately
0.8% and 0.7% of net income for the three and twelve months ended November 30, 2022, respectively, and approximately 0.7% and 1% of net income for the three and twelve months ended November 30, 2021, respectively.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Amounts may not add due to rounding)
(continued)

	Three Months Ended		Twelve Months Ended
(Currency in thousands)	November 30, 2022	November 30, 2021	November 30, 2022	November 30, 2021
Free cash flow
Net cash provided by (used in) operating activities	$302,189	$560,993	$(49,604)	$809,787
Purchases of property and equipment	(38,527)	(40,781)	(117,049)	(54,892)
Free cash flow	$263,662	$520,211	$(166,653)	$754,895

	Forecast
	Three Months Ending February 28, 2023
(Currency in millions, except per share amounts)	Low	High
Net income	$139	$178
Acquisition, integration and restructuring costs	50	50
Amortization of intangibles	75	75
Share-based compensation	13	13
Purchase accounting adjustments	6	6
Income taxes related to the above	(35)	(35)
Non-GAAP net income	$248	$287

Diluted EPS(1)	$1.46	$1.86
Acquisition, integration and restructuring costs	0.52	0.52
Amortization of intangibles	0.79	0.79
Share-based compensation	0.14	0.14
Purchase accounting adjustments	0.06	0.06
Income taxes related to the above	(0.37)	(0.37)
Non-GAAP Diluted EPS	$2.60	$3.00
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. Net income allocable to participating securities is estimated to be approximately 0.8% of the forecast net income for the three months ending February 28, 2023.

TD SYNNEX Corporation
Calculation of Financial Metrics
Return on Invested Capital ("ROIC")
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	November 30, 2022	November 30, 2021
ROIC
Operating income (trailing fiscal four quarters)	$1,050,873	$623,218
Income taxes on operating income(1)	(223,384)	(95,415)
Operating income after taxes	$827,489	$527,803

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,668,007	$4,015,586

ROIC	7.1%	13.1%

Adjusted ROIC
Non-GAAP operating income (trailing fiscal four quarters)	$1,724,039	$902,131
Income taxes on non-GAAP operating income(1)	(403,050)	(223,999)
Non-GAAP operating income after taxes	$1,320,989	$678,132

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,668,007	$4,015,586
Tax effected impact of cumulative non-GAAP adjustments (last five quarters average)	620,266	212,535
Total non-GAAP invested capital (last five quarters average)	$12,288,272	$4,228,121

Adjusted ROIC	10.7%	16.0%
(1) Income taxes on GAAP operating income was calculated using the effective year-to-date tax rates during the respective periods. Income taxes on non-GAAP operating income was calculated by excluding the tax effect of taxable and deductible non-GAAP adjustments using the effective year-to-date tax rate during the respective periods.

TD SYNNEX Corporation
Calculation of Financial Metrics
Cash Conversion Cycle
(Currency in thousands)
(Amounts may not add or compute due to rounding)

		Three Months Ended
		November 30, 2022	November 30, 2021
Days sales outstanding
Revenue	(a)	$16,247,957	$15,611,266
Accounts receivable, net	(b)	9,420,999	8,310,032
Days sales outstanding	(c) = ((b)/(a))*the number of days during the period	53	48

Days inventory outstanding
Cost of revenue	(d)	$15,188,238	$14,668,096
Inventories	(e)	9,066,620	6,642,915
Days inventory outstanding	(f) = ((e)/(d))*the number of days during the period	54	41

Days payable outstanding
Cost of revenue	(g)	$15,188,238	$14,668,096
Accounts payable	(h)	13,988,980	12,034,946
Days payable outstanding	(i) = ((h)/(g))*the number of days during the period	84	75

Cash conversion cycle	(j) = (c)+(f)-(i)	23	14